EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron
(952) 930-9000

Appliance Recycling Centers of America Increases Credit Line

to Finance Growing Operations

September 26, 2007—Minneapolis, MN—Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) today announced that it has increased its line of credit from $12 million to $14 million.

The new line of credit will be used to finance inventories of ARCA’s growing ApplianceSmart retail operation and to support the growth of turnkey appliance recycling services the company provides for energy efficiency programs in the U.S. and Canada.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “This expanded credit line provides us with the resources required for supporting the anticipated growth of our ApplianceSmart operation and the renewed response we are experiencing in refrigerator replacement and recycling programs sponsored by the electric utility industry as energy conservation measures.”

About ARCA

Through its ApplianceSmart operation, ARCA (www.arcainc.com) is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of September 2007, ApplianceSmart was operating 15 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; four in the Atlanta market; two in San Antonio, Texas and one in Los Angeles. ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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Visit our web site at www.arcainc.com